Borden Ladner Gervais LLP Bay Adelaide Centre, East Tower 22 Adelaide Street West Toronto, ON, Canada M5H 4E3 T 416.367.6000 F 416.367.6749 blg.com

December 31, 2020

Energy Fuels Inc.

225 Union Blvd, Suite 600

Lakewood, CO

80228

Dear Sirs/Mesdames:

Re:	Energy Fuels Inc. - Controlled Equity Offering of Common Shares

We have acted as Ontario counsel to Energy Fuels Inc. (the "Company").  We refer to (i) the Company's registration statement on Form S-3 (the "Registration Statement") declared effective on December 26, 2018 by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), including the Base Prospectus included therein (the "Base Prospectus") and (ii) the prospectus supplement to the Base Prospectus, dated December 31, 2020 filed with the SEC under Rule 424(b) under the Securities Act relating to common shares of the Company ("Common Shares") to be sold by the Agents (as defined below) in the United States (the "Prospectus Supplement", and together with the Base Prospectus, the "Prospectus").

We are furnishing this opinion at your request in connection with the Prospectus which was filed in connection with the offer and sale of up to an aggregate of US$35,000,000 of Common Shares (the "Shares") by the Company pursuant to the terms of a Controlled Equity OfferingSM sales agreement dated May 6, 2019 (the "Sales Agreement") between the Company and Cantor Fitzgerald & Co., H.C. Wainwright & Co., LLC and Roth Capital Partners, LLC as agents (collectively, the "Agents").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that the Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the Sales Agreement.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the provisions of the Sales Agreement, including the receipt by the Company of the consideration therefor, will be validly issued as fully paid and non-assessable shares of the Company.

The foregoing opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the Prospectus. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Borden Ladner Gervais LLP